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                                                                     EXHIBIT 4.4

                                    AMENDED
                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
                            AND RIGHTS OF SERIES G
                        8% CONVERTIBLE PREFERRED STOCK
                                      OF
                                ImaginOn, Inc.
                           (a Delaware corporation)

_______________________________________________________________________________

     ImaginOn, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"):

     DOES HEREBY CERTIFY:

     1. No shares of the Series G 8% Convertible Preferred Stock of ImaginOn, Inc. have been issued or are outstanding.

     2. The following resolutions have been adopted by the board of directors of the Company in accordance with Section 151(g) of the Delaware General Corporation Law for the purpose of amending the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock, as amended to date. The resolutions setting forth the proposed amendments are as follows:

     RESOLVED, that the Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock be amended by replacing Section 2(a) of the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock with the following:

               (a) Holders shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share ) of 8% per annum, payable half yearly (and to the extent accrued but not yet paid upon conversion) in cash or in Common Stock valued at the Conversion Price (as defined in Section 5(c)(i) below). Subject to the terms and conditions herein, the decision whether to pay for dividends in cash or Common Stock shall be at the discretion of the Company. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 7 below), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Any dividends that are not paid within six Trading Days (as defined in Section 7 below) of the dividend payment date shall continue to accrue and shall entail a late fee, which must be paid in cash at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the date such dividends are due hereunder through and including the date of payment).

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FURTHER RESOLVED, that the Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock be amended by replacing Section 5(b)(i) of the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock with the following:

               (b)(i) Not later than three (3) business days if the address for delivery is in the United States or five (5) business days if the address for delivery is outside the United States after (a) the business day on which the Company has received both a Conversion Notice (by facsimile or other delivery) and the original certificate representing the Preferred Stock being converted (and if the same are not delivered to the Company on the same date, the date of delivery of the second of such items) or (b) the date an interest payment on the Preferred Stock, which the Company has elected to pay by the issuance of Common Stock, as contemplated by the Preferred Stock, was due, the Company shall deliver to the Holder (x) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 5.7 of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock,
(y) one or more certificates representing the number of shares of Preferred Stock not converted and (c) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third or fifth business day as specified above, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

FURTHER RESOLVED, that the Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock be amended by replacing Section 5(b)(ii) of the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock with the following:

               (b)(ii) If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the third or fifth business day, the Holder shall be entitled on its next conversion of Preferred Stock, to a 1% discount off the then Conversion Price for each Trading Day after such third or fifth business day until such certificates are delivered. Upon receipt of the late certificates, the Holder will cause to be sent to the Company by facsimile a notice stating the date of receipt of the certificates and the number of days beyond the third or fifth Trading Day by which the certificates were late in substantially the form set forth as Exhibit B hereto. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

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FURTHER RESOLVED, that the Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock be amended by replacing Section 5(c)(i) of the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock with the following:

               (c)(i) The conversion price for each share of Preferred Stock in effect on any Conversion Date (the "Conversion Price") shall be determined as
                                    ----------------
follows: the Conversion Price shall equal the lower of $0.60, or 80% of the Market Price on the Conversion Date (the "Initial Conversion Price"); provided,
                                          ------------------------
however, that in no event shall the Conversion Price be less than $0.10 (the "Minimum Conversion Price"). The "Market Price" shall be defined as the average
                                  ------------
of the closing bid prices of the Company's Common Stock over the immediately preceding five (5) consecutive Trading Days as reported by Nasdaq SmallCap Market on the Conversion Date. Notwithstanding the foregoing, if the Company is obligated to pay damages pursuant to Section 2(c)(i) of the Registration Rights Agreement and fails to pay any such amount within five (5) days of its due date, the Conversion Price shall immediately and automatically be adjusted to $0.25.

FURTHER RESOLVED, that the Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock be amended by replacing Section 5(c)(iii) of the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock with the following:

               (iii) Subject to the exclusions set forth below, if at any time while any shares of Preferred Stock are outstanding (the "MFN Period"), the Company sells any shares of its Common Stock at a per share selling price ("Per Share Selling Price") lower than the Conversion Price then in effect, the Conversion Price shall be adjusted downward to equal such lower Per Share Selling Price; provided, however, that in no event shall the Conversion Price be adjusted below the Minimum Conversion Price. The Company shall give to the Investors written notice of any such sale within 24 hours of the closing of any such sale and shall within such 24 hour period issue a press release announcing such sale.

FURTHER RESOLVED, that the Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock be amended by inserting Section 6(i) of the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock with the following:

          (i) If the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or declare a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision or dividend or other distribution shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. The Minimum Conversion Price shall not be effected by this adjustment for stock splits.

                                      -3-
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FURTHER RESOLVED, that the Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock be amended by replacing Section 6(a)(i) of the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock with the following:

               (i) the failure of an Underlying Shares Registration Statement to be declared effective by the Commission on or prior to 120 days following the Original Issue Date (or 150 days following the Original Issue Date in the case of a registration statement which is subject to a full Commission review);

FURTHER RESOLVED, that the Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock be amended by replacing Section 6(a)(ii) of the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock with the following:

               (ii) if, during the "Effectiveness Period" (as defined in the Registration Rights Agreement), there is a "Blackout Period" (as that term is defined in the Registration Rights Agreement) as between the Company and the Holder of the Preferred Stock extending for longer than 120 days following the Original Issue Date (or 150 days following the Original Issue Date in the case of a registration statement which is subject to a full Commission review);

FURTHER RESOLVED, that the Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock be amended by replacing Section 6(a)(iii) of the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock with the following:

               (iii) The Company shall fail for any reason to deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the third or fifth day, as is specified in Section 5(b)(i), or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

FURTHER RESOLVED, that the Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock be amended by replacing the definition of "Mandatory Redemption Amount" in Section 7 of the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock with the following:

               "Mandatory Redemption Amount" for each share of Preferred Stock
                ---------------------------
means the sum of 125% of the liquidation preference of the unconverted Preferred Stock held by Holder plus all accrued but unpaid dividends on the Preferred Stock through the date of payment of the Mandatory Redemption Amount.

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     IN WITNESS WHEREOF, ImaginOn, Inc. has caused this certificate to be signed by its duly authorized officer this the 16th Day of October, 2000.

                                    ImaginOn, Inc.


                                    ________________________________________
                                    David Schwartz, Chief Executive Officer

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